Exhibit 10.3.4

March 31, 2014

The Board of Directors,

GS Home Shopping Inc.,

GS Gangseo Tower, 10,

Mullae-Dong 6-Ga, Youngdungpo-Gu,

Seoul, 150-096,

Korea

Sub:	Tag-Along Right

Dear Sirs,

We write to you in connection with the discussions held between the representatives of our two companies regarding a right to tag-along with Network18 Holdings Limited (being a shareholder in TV18 HSN Holdings Limited (the “Company”)) should Network18 Holdings Limited undertake an off-market sale of the shares held by it in the Company.

With effect from the first closing date of the initial public offering by the Company of its securities, Network18 Media & Investments Limited agrees and undertakes that if Network18 Holdings Limited proposes to transfer more than fifty percent (50%) of the shares held by it in the Company to any third party through an off-market transaction, Network18 shall ensure that Network18 Holdings Limited shall provide GS Home Shopping Inc. (“GSHS”) a written notice of the terms and conditions of such proposed transfer and an opportunity to participate in such transfer. GSHS may participate in such transfer by allocating the maximum number of shares of the Company which such third party is willing to purchase pro-rata to the respective proportions in which shares are held by each of Network18 Holdings Limited and GSHS amongst themselves at that time.

The term “off market transaction” means a private sale of shares to a third party and not a sale of shares through a stock exchange.

Truly yours,

For Network18 Media and Investments Limited, by:

/s/ KSHIPRA JATANA
Name:	KSHIPRA JATANA

Agreed on behalf of GS Home Shopping Inc., by:

/s/ HUH, TAE SOO
Name:	HUH, TAE SOO